Exhibit 10.24

American Midstream GP, LLC
Long-Term Incentive Plan
Grant of Phantom Units

Grantee:
Grant Date:

1.
Grant of Phantom Units. American Midstream GP, LLC (the “Company”), general partner of American Midstream Partners, LP (the “Partnership”) hereby grants to you, [_________________], a target award of [___] Performance-Based Phantom Units (the “Target Award”) under the American Midstream GP, LLC Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Agreement (“Agreement” or “Grant Agreement”). In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

2.
Vesting. Subject to your continuous employment with the Company or any subsidiary thereof or other entity controlled by the Company (each, a “Subsidiary”) through such date and the provisions of Section 4 below, the Phantom Units granted hereunder shall vest fully on the sooner of (1) the closing date of a Change in Control, or (2) [____________] (such date, as applicable, the “Vesting Date”). “Change in Control” shall have the meaning assigned to such term in the Plan, except that, for the avoidance of doubt, a Change in Control shall also be deemed to have occurred if the Partnership acquires 50% or more of the combined voting power of the equity interests in the Company or upon an underwritten public offering of the equity interests of the Company or a respective successor entity that is registered under the Securities Act of 1933, as amended, following which ArcLight Capital Partners, LLC and its Affiliates no longer control the management of the Company.

3.	Performance Multiplier

The Target Award shall be subject to a performance multiplier (the “Multiplier”) based on the Fair Market Value of a Unit on the Vesting Date. This Multiplier shall be equal to [__________]. The Target Award will be multiplied by the Multiplier and the product will be the final “Award” that is subject to settlement as described below.
As illustration of the Multiplier is attached as Exhibit A for informational purposes only.

4.	Events Occurring Prior to Full Vesting.

(a)
Termination for Cause or Resignation for Any Reason. If your employment is terminated by the Company or any Subsidiary for Cause or by you for any reason prior to the Vesting Date, all Phantom Units granted hereunder shall be forfeited without payment upon such termination.

For purposes of this provision, “Cause” means you have (A) engaged in gross negligence in the performance of your duties; (B) engaged in willful misconduct in the performance of your duties resulting in a material detriment to the Company or the Partnership; (C) unlawfully used (including being under the influence of) or possessed illegal drugs on the Company’s (or any Affiliate’s) premises or while performing duties or responsibilities; (D) committed a material act of fraud or embezzlement against the Company, its Affiliates, or any of their respective equityholders; (E) been convicted of (or pleaded guilty or no contest to) a felony, other than a non-injury vehicular offense, that could be reasonably expected to reflect unfavorably and materially on the Company; or (F) materially breached or violated any provision of any material written company policy that has been previously provided or made available you.

(b)
Death or Disability. If your employment with the Company or any Subsidiary terminates as a result of your death or Total and Permanent Disability prior to the Vesting Date, the Award will become fully vested

Exhibit 10.24

upon the Vesting Date. For purposes of this Agreement, your “Total and Permanent Disability” means that you are qualified for long-term disability benefits under the Company’s long-term disability plan or insurance policy; or, if no such plan or policy is then in existence or you are not eligible to participate in such plan or policy, that you, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, are unable to perform your duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee.

(c)
Termination without Cause Within Specified Time Period. If your employment is terminated without Cause on or after [_______] and prior to the consummation of a Change in Control, the Award shall, subject to your not engaging in any action that disparages, undermines, or otherwise damages the Company, vest on either the date of termination of employment or the Vesting Date that would otherwise apply absent such a termination, as determined in the sole discretion of the Committee, and such date shall thereafter be considered the “Vesting Date” for purposes of the Award.

(d)
Other Terminations. If your employment terminates for any reason other than as provided in Paragraph 4(a), 4(b) or 4(c) above, all Phantom Units granted hereunder shall be forfeited without payment upon such termination.

For purposes of this Paragraph 4, you will not be deemed to have terminated employment for so long as you maintain continuous status as an Employee of the Company or any Subsidiary.

5.
Payment. As administratively practicable after the Vesting Date, but not later than seven days thereafter, you shall be paid a lump sum payment in Units equal to the number of vested Phantom Units subject to your final Award. Notwithstanding the foregoing, however, the Committee may, in its sole discretion, direct that payment be made to you in the form of cash (in lieu of Units) for each vested Phantom Unit subject to your final Award.

6.
Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

7.
Restrictions. By accepting this grant, you agree that any Units that you may acquire upon payment of this Award will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (i) any certificates representing the Units acquired under this Award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws and any restrictions set forth in this Agreement, (ii) the Company may refuse to register the transfer of the Units to be acquired under this Award on the transfer records of the Partnership if such proposed transfer would in the opinion of counsel satisfactory to the Partnership constitute a violation of any applicable securities law, and (iii) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this Award.

8.
Withholding of Taxes. To the extent that the grant, vesting or payment of any amounts pursuant to this Award results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, you shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law. If you fail to do so, the Company is authorized to withhold from any cash or Unit remuneration (including withholding any Units to be distributed to you under this Agreement) then or thereafter payable to you any tax required to be withheld by reason of such resulting compensation income. No payment of a vested Phantom Unit shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate with respect to such event.

Exhibit 10.24

9.
Rights as Unitholder. Phantom Units awarded under the Plan do not have voting nor consent rights and will not accrue Distribution Equivalent Rights. You, or your executor, administrator, heirs, or legatees shall have the right to vote and receive distributions on Units and all the other privileges of a unitholder of the Partnership only from the date of issuance of a Unit certificate in your name representing payment of a vested Phantom Unit.

10.
Insider Trading Policy. The terms of the Company’s Insider Trading Policy with respect to Units are incorporated herein by reference. The timing of delivery of any Units pursuant to a vested Phantom Unit shall be subject to and comply with such Policy.

11.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

12.
Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Award granted hereby.

13.	Modifications. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

14.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

American Midstream GP, LLC

By:
Lynn L. Bourdon, III
President, Chairman of the Board & Chief Executive Officer

“GRANTEE”

Exhibit 10.24

Exhibit A

Sample Award Calculations

The following sample calculations are provided for illustrative purposes only. The market price of the common units of the Partnership on the applicable Vesting Date may differ materially from the examples shown below. All samples assume continuous employment with the Company through the Vesting Date

[_____________]

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